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                                                                    EXHIBIT 99.1

      CITIGROUP FIRST QUARTER INCOME FROM CONTINUING OPERATIONS UP 18% TO A
           RECORD $4.10 BILLION, FROM $3.48 BILLION IN THE PRIOR YEAR

           EPS FROM CONTINUING OPERATIONS OF $0.79, UP 20% FROM $0.66

        NET INCOME OF $4.10 BILLION DECLINED 15% FROM PRIOR YEAR, WHICH INCLUDED TRAVELERS PROPERTY CASUALTY OPERATING RESULTS AND IPO GAIN

New York, NY, April 14, 2003 -- Citigroup Inc. (NYSE:C) today reported record income from continuing operations for the three months ended March 31, 2003 of $4.10 billion, representing an 18% increase over first quarter 2002 results. Net income per share, diluted, from continuing operations was $0.79, rising 20%.

"Citigroup entered 2003 in an exceptionally strong competitive position which enabled us to deliver outstanding first quarter results despite an environment of significant political and economic uncertainties," said Sanford I. Weill, Chairman and Chief Executive Officer. "Our company earned more than $4.1 billion in income from continuing operations, a record, and the majority of our businesses produced double digit income growth. Global Consumer generated 26% income growth, increasing its leadership position in Cards and Retail Banking. The Global Corporate and Investment Bank rebounded from a difficult 2002, even as it continued to focus on establishing new, higher standards for its businesses. Global Investment Management also delivered solid results in spite of the difficult conditions in global equity markets, while our Private Client Services business continues to deliver industry-leading profit margins in an exceptionally difficult environment.

"We are particularly pleased with the smooth progress of our integration of Golden State Bancorp into our retail banking franchise and expect this acquisition to become a meaningful contributor to our growth in North America retail banking. We also see enormous opportunity in our international consumer businesses where we currently serve 36 million accounts around the world. The strong results for our consumer business in Asia this quarter, which earned nearly $200 million, exemplify the power of our international franchise.

"With an equity base of $94 billion and credit reserves of $11.6 billion, we believe that we have the strongest balance sheet in our industry. Our results this quarter underscore the success of our business model, which together with the quality of our management team and diversity of our businesses, enable us to continue to produce superior results," concluded Weill.

Highlights of the quarter included:

- Revenues increased 4% over the first quarter of 2002, to $18.54 billion, reflecting strong growth in a number of businesses: a 7% increase in Cards, 15% in Retail Banking, including the impact of Golden State Bancorp, 7% in Transactions Services, 11% in Life Insurance and Annuities and 9% in the Private Bank, which offset the negative impact of continued weakness in the global equity markets on several businesses.
- Expenses increased 5%, or $496 million, over the prior year, reflecting spending to support growth in a number of the company's businesses and the incremental expenses associated with Golden State Bancorp, as well as $172 million in the quarter in severance costs, the cost of expensing options, and higher pension expense.
- The integration of Golden State Bancorp, acquired in November, 2002, continues to be on track, with branch branding and systems conversions successfully completed during the quarter and more than 30 branches consolidated. Citigroup has increased the number of salespeople in the branches and is currently selling a full range of Citigroup products. The merger of the mortgage companies is expected to be completed in the second quarter.
- Citigroup's Global Corporate and Investment Bank once again was the top-ranked underwriter of global debt and equity securities with market share of 10.8% for the first three months of 2003, and also retained its position as the number one ranked firm for disclosed fees. Citigroup demonstrated

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   leadership in global and U.S. fixed income markets, ranking number one in global fixed income, investment grade debt and asset-backed securities, and was also the number one municipal bond underwriter in the U.S.
- The Citigroup Private Bank delivered record quarterly earnings of $125 million, up 13%, as the world's wealthiest families continued to turn to Citigroup for investment ideas, tailored solutions and security of assets.
- Citigroup's provision for loan losses declined $506 million from the prior year period, largely as a result of the absence of $644 million in writedowns and additional reserves taken in the first quarter of 2002 related to Argentina. The provision for loan losses also declined $637 million from the prior quarter. Credit quality in Citigroup's managed consumer loan portfolio remained relatively stable, with global loss rates improving 2 basis points from the fourth quarter of 2002, to 3.02%. Higher bankruptcy filings in the U.S. contributed to a 29 basis point increase in the North America card managed loss ratio from the prior quarter, to 6.04%. Global Consumer managed delinquencies were relatively unchanged from the fourth quarter. In Citigroup's Global Corporate and Investment Bank, net credit losses decreased from the prior quarter, when the company increased reserves and incurred higher losses related to the merchant energy and telecom industries. Cash basis loans remained essentially flat, at $4.86 billion at the end of the quarter. Citigroup's total reserves for credit losses were $11.62 billion, and declined by $52 million from the prior quarter as the company used specific reserves established for Argentina and particular telecom and merchant energy credits.
- Citigroup's return on common equity was 19.3% for the first quarter, and the company's total equity, including trust preferred securities, totaled $94.0 billion at March 31, 2003. In the first quarter, Citigroup repurchased 34.3 million common shares, at a total cost of $1.17 billion. The company continues to have $3.98 billion available for future share repurchases under existing authorizations.

GLOBAL CONSUMER
Income of $2.15 billion for the first quarter, up 26%. Highlights included:

- CARDS income of $735 million increased 27%. In North America, income growth of 14% was driven by 7% revenue growth. Receivables grew 6%, reflecting continued marketing efforts. In addition, the managed net credit loss ratio declined 29 basis points from the prior year to 6.04%. International cards income increased $78 million from the first quarter of 2002, largely due to credit reserves taken in the prior year period related to Argentina. International Cards generated 12% revenue growth, driven by a 15% increase in receivables, while the net credit loss rate improved 37 basis points, which were partially offset by an 11% increase in expenses, reflecting investments to support business growth.
- CONSUMER FINANCE income fell 8% to $485 million. In North America, income growth of 2% resulted from revenue growth of 7% (including the addition of the auto finance business of Golden State Bancorp) partially offset by higher expenses and a modest increase in the net credit loss rate. Receivables grew by 14%. Delinquency rates on 90+ days past due loans have improved from both the prior year and the prior quarter. International income declined 25% as strong results for Europe were offset by difficult business conditions in Japan, as loss rates continued to deteriorate, driven primarily by higher bankruptcies. The business in Japan has tightened underwriting standards and is restructuring the business to reduce costs.
- RETAIL BANKING income of $942 million, jumped 54%. In North America, income increased 63% to $651 million, including Golden State Bancorp, which contributed 319 branches, $25 billion in deposits and $9 billion in mortgage originations to Citibanking North America and Consumer Assets. Consumer Assets also benefited from continued high demand for mortgage refinancings, and 53% growth in student loan originations. Income for international retail banking rose 37% to $291 million, rebounding from the year ago period, which included increased reserves and other charges related to Argentina. Strong results also reflected double digit income growth in EMEA, largely due to the continued strength of the installment loan business in Germany and in Asia, driven by strong investment products sales and account growth.

GLOBAL CORPORATE AND INVESTMENT BANK
Income of $1.43 billion for the first quarter, up 22%. Highlights included:

- CAPITAL MARKETS AND BANKING income of $1.23 billion increased 10%. Revenues declined 5% as

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   record results in fixed income were offset by lower equities and investment banking revenues. Expenses increased 3% from the prior year period as higher severance and legal expenses were largely offset by lower compensation and benefits expense. The provision for loan losses, at $235 million, was $376 million lower than the prior year period, which included $289 million in higher provisions related to Argentina as well as higher telecom-related write-offs.
-  TRANSACTION SERVICES income, which includes Cash, Trade and Treasury Services
   (CTTS) as well as Global Securities Services (GSS), was $197 million, representing more than a two-fold increase from the prior year period. Revenue growth of 7% was driven by higher business volumes in CTTS, offset by the negative impact in GSS of lower global market capitalizations and volumes. Expenses declined 4% due to headcount reductions and operations and technology savings, and the provision for credit losses was 87%, or $60 million, lower than the first quarter of 2002.

PRIVATE CLIENT SERVICES
Income of $157 million for the first quarter, down 28%. Highlights included:

- Income for Private Client Services declined from the first quarter of 2002, reflecting a continuation of difficult equity market fundamentals. Revenue/Financial Consultant declined 11%, reflecting lower asset values, as fee-based revenues were down 11%, as well as lower transactional activity, which led to a 13% drop in commission revenues. Continued expense discipline resulted in a 19% pre-tax margin. Total client assets were $882 billion. Net flows were $5 billion for the first quarter and balances in Smith Barney's bank deposit program totaled $42 billion at quarter-end.

GLOBAL INVESTMENT MANAGEMENT
Income of $466 million for the first quarter, up 10%. Highlights included:

- LIFE INSURANCE AND ANNUITIES income rose 17% to $238 million. Income from Travelers Life and Annuity rose 12%, resulting from favorable business volumes, partly offset by higher amortization of deferred acquisition costs totaling $28 million after-tax, and lower investment yields. In addition, a favorable tax ruling resulted in a $39 million tax benefit related to an adjustment to the dividends received deduction. Income from International Insurance Manufacturing rose to $15 million on the strength of favorable results in Mexico and Australia and the absence of prior year losses in Argentina.
- THE PRIVATE BANK income increased 13% to a record $125 million. Increased client trading and capital market activity, particularly in Latin America and Japan, as well as higher lending volumes, drove revenue growth of 9%. Expenses increased 7%, resulting from higher personnel and technology costs related to higher business volumes. Client business volumes increased 4% to $172 billion.
- Income for ASSET MANAGEMENT, which includes Retirement Services, rose 6% to $105 million. Revenues fell 15%, impacted by the decline in equity markets globally. The business continued to offset revenue weakness with tight expense controls, as expenses were reduced by 20% in the quarter, resulting in a pre-tax profit margin of 37%. Assets under management increased 2% to $462 billion, as negative market action was offset by net flows of $12 billion over the previous 12 months and the inclusion of the investment portfolio of Travelers Property Casualty which Citigroup manages on a third party basis following the spin-off. Citigroup Asset Management's share of proprietary channels was 73% in Primerica Financial Services, 32% in the Smith Barney Private Client division, and 47% in Citibanking North America.

CITIGROUP INTERNATIONAL
Income for Citigroup's international operations increased 72% to $1.22 billion from the first quarter of 2002. Results for the quarter, which are fully reflected in the product disclosures above, included:

- Income for the EUROPE, MIDDLE EAST AND AFRICA (EMEA) region (which includes the results of Western Europe and Central and Eastern Europe, Middle East and Africa, formerly reported separately) rose 44% to $416 million. Corporate and investment banking income of $252 million represented a 75% increase, on the strength of 22% revenue growth, driven by growth in fixed income and strong sales and trading results, as well as continued expense reductions. Consumer income rose 13% driven by higher retail banking results in Western Europe.

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-  ASIA'S income of $402 million increased 6%, led by record consumer results.
   Consumer income in the region rose 22%, on the strength of 12% revenue growth, led by account and volume increases in cards and retail banking. Income for the corporate and investment bank declined 7% as lower fixed income and investment banking revenues were partly offset by improvements in lending and transaction services.
- JAPAN'S income of $207 million represented a 22% decline from the prior year period, largely resulting from higher credit losses and a contraction of the loan portfolio in the company's consumer finance business there. Income increased in all other businesses, including cards, retail banking and corporate and investment banking.
- LATIN AMERICA generated income of $200 million, compared to a loss of $213 million in the prior year period, when Citigroup took $858 million in pre-tax provisions, writedowns, redenomination and restructuring charges related to Argentina.

PROPRIETARY INVESTMENT ACTIVITIES AND CORPORATE/OTHER
For the first quarter of 2003, Citigroup's Proprietary Investment Activities recorded breakeven results, as writedowns were offset by gains on the sale of investments in the company's public equity portfolio. Corporate/Other expense of $97 million increased from the prior year as higher employee-related expenses were partly offset by lower funding costs.

Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com.

A financial summary follows. Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on Citigroup's web site (http://www.citigroup.com). This document can also be obtained by calling 1-800-853-1754 within the United States or 732-935-2771 outside the United States.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

CONTACTS:
PRESS:                  LEAH JOHNSON     (212) 559-9446
                        CHRISTINA PRETTO (212) 793-8217

INVESTORS:              SHERI PTASHEK    (212) 559-2718

FIXED INCOME INVESTORS: JOHN RANDEL      (212) 559-5091

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CITIGROUP NET INCOME - PRODUCT VIEW

                                                                 FIRST QUARTER
                                                             -------------------       %
(In Millions of Dollars, except per share data)                2003       2002      Change
-------------------------------------------------------------------------------------------
GLOBAL CONSUMER
   Cards.....................................................$    735   $    579         27
   Consumer Finance..........................................     485        530         (8)
   Retail Banking............................................     942        611         54
   Other.....................................................     (16)       (20)        20
                                                             -------------------

TOTAL GLOBAL CONSUMER........................................   2,146      1,700         26
                                                             -------------------

GLOBAL CORPORATE AND INVESTMENT BANK
   Capital Markets and Banking...............................   1,226      1,110         10
   Transaction Services......................................     197         89         NM
   Other.....................................................       8        (23)        NM
                                                             -------------------
TOTAL GLOBAL CORPORATE AND INVESTMENT BANK...................   1,431      1,176         22
                                                             -------------------

PRIVATE CLIENT SERVICES......................................     157        217        (28)

GLOBAL INVESTMENT MANAGEMENT
   Life Insurance and Annuities (LIA)........................     238        204         17
   LIA Realized Insurance Investment Portfolio
     Gains / (Losses)........................................      (2)        10         NM
   Private Bank..............................................     125        111         13
   Asset Management..........................................     105         99          6
                                                             -------------------
TOTAL GLOBAL INVESTMENT MANAGEMENT...........................     466        424         10
                                                             -------------------

PROPRIETARY INVESTMENT ACTIVITIES............................       -         35       (100)

CORPORATE / OTHER............................................     (97)       (68)       (43)
                                                             -------------------

INCOME FROM CONTINUING OPERATIONS............................   4,103      3,484         18
                                                             -------------------

Discontinued Operations, After-tax (A).......................       -      1,406          -
Cumulative Effect of Accounting Change (B)...................       -        (47)         -
                                                             -------------------
NET INCOME...................................................$  4,103   $  4,843        (15)
                                                             ===================

DILUTED EARNINGS PER SHARE:

INCOME FROM CONTINUING OPERATIONS............................$   0.79   $   0.66         20

NET INCOME...................................................$   0.79   $   0.93        (15)

(A) Travelers Property Casualty Corp. (TPC) (a wholly-owned subsidiary of Citigroup on December 31, 2001) sold 231,000,000 shares of its class A common stock at $18.50 per share in an initial public offering (IPO) on March 27, 2002. Citigroup made a tax-free distribution to its stockholders of a portion of its ownership interest in TPC on August 20, 2002. Discontinued Operations includes the operations of TPC, the $1.270 billion gain on the IPO ($1.061 billion after-tax recognized in the 2002 first quarter and $97 million after-tax recognized in the 2002 third quarter) and income taxes on the operations and IPO gain. Citigroup remains a holder of approximately 9.9% of TPC's common equity.

(B) Accounting Change refers to the 2002 first quarter adoption of the remaining provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS
    142).

NM  Not meaningful

Reclassified to conform to the current period's presentation.

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CITIGROUP NET INCOME - REGIONAL VIEW

                                                                 FIRST QUARTER
                                                             -------------------       %
(In Millions of Dollars)                                       2003       2002      Change
-------------------------------------------------------------------------------------------
NORTH AMERICA (EXCLUDING MEXICO) (1)
   Consumer..................................................$  1,442   $  1,221         18
   Corporate.................................................     676        721         (6)
   Private Client Services...................................     157        217        (28)
   Investment Management.....................................     351        352          -
                                                             -------------------
TOTAL NORTH AMERICA (EXCLUDING MEXICO).......................   2,626      2,511          5
                                                             -------------------

MEXICO
   Consumer..................................................     164         46         NM
   Corporate.................................................     120        194        (38)
   Investment Management.....................................      65         48         35
                                                             -------------------
TOTAL MEXICO.................................................     349        288         21
                                                             -------------------

EUROPE, MIDDLE EAST AND AFRICA (EMEA)
   Consumer..................................................     167        148         13
   Corporate.................................................     252        144         75
   Investment Management.....................................      (3)        (4)        25
                                                             -------------------
TOTAL EMEA...................................................     416        288         44
                                                             -------------------

JAPAN
   Consumer..................................................     158        227        (30)
   Corporate.................................................      32         23         39
   Investment Management.....................................      17         15         13
                                                             -------------------
TOTAL JAPAN..................................................     207        265        (22)
                                                             -------------------

ASIA (EXCLUDING JAPAN)
   Consumer..................................................     193        158         22
   Corporate.................................................     179        193         (7)
   Investment Management.....................................      30         27         11
                                                             -------------------
TOTAL ASIA (EXCLUDING JAPAN).................................     402        378          6
                                                             -------------------

LATIN AMERICA
   Consumer..................................................      22       (100)        NM
   Corporate.................................................     172        (99)        NM
   Investment Management.....................................       6        (14)        NM
                                                             -------------------
TOTAL LATIN AMERICA..........................................     200       (213)        NM
                                                             -------------------

PROPRIETARY INVESTMENT ACTIVITIES............................       -         35       (100)

CORPORATE / OTHER............................................     (97)       (68)       (43)
                                                             -------------------

INCOME FROM CONTINUING OPERATIONS............................$  4,103   $  3,484         18

Discontinued Operations, After-tax (A).......................       -      1,406          -
Cumulative Effect of Accounting Changes (B)..................       -        (47)         -
                                                             -------------------
NET INCOME...................................................$  4,103   $  4,843        (15)
                                                             ===================

(1) Excludes Proprietary Investment Activities and Corporate / Other.

NM  Not meaningful

Reclassified to conform to the current period's presentation.

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CITIGROUP SEGMENT REVENUE - PRODUCT VIEW

                                                                 FIRST QUARTER
                                                             -------------------       %
(In Millions of Dollars)                                       2003       2002      Change
-------------------------------------------------------------------------------------------
GLOBAL CONSUMER
   Cards.....................................................$  3,333   $  3,121          7
   Consumer Finance..........................................   2,532      2,332          9
   Retail Banking............................................   3,642      3,172         15
   Other.....................................................      81         50         62
                                                             -------------------
TOTAL GLOBAL CONSUMER........................................   9,588      8,675         11
                                                             -------------------

GLOBAL CORPORATE AND INVESTMENT BANK
   Capital Markets and Banking...............................   4,499      4,729         (5)
   Transaction Services......................................     913        857          7
   Other.....................................................     (10)       (99)        90
                                                             -------------------
TOTAL GLOBAL CORPORATE AND INVESTMENT BANK...................   5,402      5,487         (2)
                                                             -------------------

PRIVATE CLIENT SERVICES......................................   1,327      1,507        (12)

GLOBAL INVESTMENT MANAGEMENT
   Life Insurance and Annuities (LIA)........................   1,133      1,018         11
   Private Bank..............................................     461        423          9
   Asset Management..........................................     400        470        (15)
                                                             -------------------
TOTAL GLOBAL INVESTMENT MANAGEMENT...........................   1,994      1,911          4
                                                             -------------------

PROPRIETARY INVESTMENT ACTIVITIES............................      94        111        (15)

CORPORATE / OTHER............................................     131        107         22
                                                             -------------------
TOTAL REVENUES, NET OF INTEREST EXPENSE......................$ 18,536   $ 17,798          4
                                                             ===================

Reclassified to conform to the current period's presentation.